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                  [WILLIAM MULLEN, CLARK & DOBBINS LETTERHEAD]


                                                                     EXHIBIT 8.2

              FORM OF OPINION OF WILLIAMS, MULLEN, CLARK & DOBBINS

                                                   August ___, 2001

Board of Directors
Metro Information Services, Inc.
Reflections II, Third Floor
200 Golden Oak Court
Virginia Beach, Virginia 23452


    Re: Tax Opinion -- Merger of Veritas Acquisition Corp., a Wholly-Owned
        Subsidiary of Keane, Inc. with and into Metro Information Services, Inc.
        ---------------------------------------------------------

Gentlemen:

    You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Veritas Acquisition Corp. ("Acquisition Subsidiary"), a wholly-owned subsidiary of Keane, Inc. ("Parent"), with and into Metro Information Services, Inc. ("Metro Information Services, Inc."), pursuant to the Agreement and Plan of Merger, made and entered into as of August 20, 2001, between these parties (the "Merger Agreement"). All capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

                                     FACTS:

    Metro Information Services, Inc. is a Virginia corporation and a provider of information technology consulting services and custom software development. Metro Information Services, Inc. is headquartered in Virginia Beach, Virginia and operates in 34 metropolitan markets in the United States and Puerto Rico.

    Parent is a Massachusetts corporation and a provider of information technology and business consulting services. Acquisition Subsidiary has been formed as a wholly owned
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Metro Information Services, Inc.
August __, 2001
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subsidiary of Parent for the sole purpose of consummating the reorganization provided for in the Merger Agreement. Parent's principal executive office is located in Boston, Massachusetts.

     Pursuant to the Merger Agreement, Acquisition Subsidiary will be merged with and into Metro Information Services, Inc. in accordance with the provisions of Title 13.1 of the Code of Virginia of 1950, as amended. Each outstanding share of Metro Information Services, Inc. common stock will automatically become and be converted into 0.48 of shares of Parent common stock. Cash will be paid in lieu of fractional shares. After the Merger, Metro Information Services, Inc. will continue its existing business and operations as a wholly-owned subsidiary of Parent.

     In connection with this opinion, we have reviewed (i) the Merger Agreement,
(ii) Parent's Registration Statement on Form S-4 dated August 28, 2001, including the Proxy Statement/Prospectus contained therein, and (iii) such other documents concerning the Merger as we have deemed necessary ((i), (ii), and (iii) collectively, the "Merger Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of certain officers of Parent and Metro Information Services, Inc. (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement.

     We have assumed (i) the genuineness of all signatures on the Merger Documents, (ii) the due authorization, execution and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made and (v) the legal capacity of natural persons.

                                    OPINION:

     Based on the foregoing and subject to the limitations and qualifications set forth herein, we give our opinion as follows:

     1.  The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code (the "Code") and Parent, Acquisition Subsidiary and Metro

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Metro Information Services, Inc.
August __, 2001
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Information Services, Inc. will each qualify as a "party to a reorganization"
within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized for federal tax purposes by Parent, Acquisition Subsidiary, or Metro Information Services, Inc. as a result of the Merger.

     3. No gain or loss will be recognized for federal tax purposes by the shareholders of Metro Information Services, Inc. as a result of the exchange of their Metro Information Services, Inc. common stock solely for the common stock of Parent.

     4. Any shareholder of Metro Information Services, Inc. who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized by such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in Metro Information Services, Inc. stock allocable to such fractional share interest.

     5. The aggregate tax basis of the shares of Parent stock received by each shareholder of Metro Information Services, Inc. will be equal to the aggregate tax basis of such shareholder's shares of Metro Information Services, Inc. stock surrendered therefor in the Merger decreased by any tax basis allocable to a fractional share for which cash is received.

     6. The holding period under Section 1223 of the Code for the shares of Parent stock received by each shareholder of Metro Information Services, Inc. will include the holding period for the shares of Metro Information Services, Inc. stock of such shareholder surrendered therefor in the Merger, provided that the Metro Information Services, Inc. shareholder held such stock as a capital asset on the date of the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.

     Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of Metro Information Services, Inc. and Metro Information Services, Inc.'s shareholders.

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Metro Information Services, Inc.
August __, 2001
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We hereby consent to the reference to our firm under the caption "Certain
Federal Income Tax Consequences" in the Information Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                                     Very truly yours,

                                     Williams, Mullen, Clark & Dobbins, P.C.



                                     By:
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